UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
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SOVEREIGN BANCORP, INC.

(Name of Registrant as Specified in Its Charter)
SOVEREIGN BANCORP, INC.

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On January 3, 2006, Sovereign Bancorp, Inc. issued the following press release.

FINANCIAL CONTACTS:
Mark McCollom	610-208-6426	mmccollo@sovereignbank.com
Stacey Weikel	610-208-6112	sweikel@sovereignbank.com

MEDIA CONTACTS
Ed Shultz	610-207-8753	eshultz1@sovereignbank.com

The Abernathy MacGregor Group 212-371-5999
Mike Pascale
Tom Johnson
SOVEREIGN COMMENTS ON RELATIONAL LAWSUIT
PHILADELPHIA, January 3, 2006 — In commenting on Relational Investors LLC’s lawsuit regarding Relational’s request for Sovereign Bancorp’s shareholder list, Sovereign reaffirmed its willingness to furnish Relational the list, subject to Relational signing a customary confidentiality agreement. A copy of a letter, sent yesterday from Stevens & Lee, Sovereign’s legal counsel, to Dilworth Paxson LLP, Relational’s legal counsel, follows below.
January 2, 2006
David Laigiae, Esquire
Dilworth Paxson LLP
3200 Mellon Bank Center
1735 Market Street
Philadelphia PA 19103-7595
Dear Mr. Laigiae:
     We are writing in response to your unnecessarily belligerent letter dated December 30, 2005, written in response to our letter to Relational Investors LLC (“Relational”) dated December 22, 2005.
     Let’s quickly review the record. By letter dated December 15, 2005, Relational made a demand for inspection of the shareholder list and certain other shareholder information of Sovereign Bancorp, Inc. (“Sovereign”) pursuant to Section 1508(b) of the Pennsylvania Business Corporation Law, as amended. On behalf of Sovereign, on December 22 we furnished Relational with a proper and timely response to its December 15 letter.
     Sovereign would have been entirely within its rights under Pennsylvania law not to furnish Relational with copies of any of the requested materials, but instead require that Relational “inspect” such materials. However, in order to avoid disputes on peripheral issues, our December 22 letter states that “Sovereign will provide Relational with requested shareholder information” to the extent that Relational is entitled to such information under Pennsylvania law.
     Sovereign requested only that Relational sign a confidentiality agreement to protect the shareholder list and any other information to be furnished. We offered to let Relational furnish a proposed form of confidentiality agreement, and we are prepared to move to execute a mutually acceptable agreement.
     We also requested, as entitled, that Relational bear the costs incurred by Sovereign in furnishing information to Relational.
     Eleven days have now elapsed since our December 22 letter was faxed to Relational, and Relational has not furnished a form of confidentiality agreement. Instead, you sent me a letter on the Friday before the three-day New Year’s weekend, in which you (not Relational)

make certain statements as to the possible use of such information, bluntly refuse to have Relational make any statements whatsoever as to confidentiality, and state that there is no need for “any formal confidentiality agreement.” Moreover, you falsely accuse Sovereign of trying to “delay and impede” Relational’s access to the shareholder list.
     If you had any sense of candor, you would openly acknowledge that the only reason for any delay is your inexplicable failure (for 11 days and counting) to furnish a form of confidentiality agreement to be signed by Relational. We continue to await such agreement so we can assure the confidentiality of Sovereign shareholder information.
     You also state that Relational will refuse to pay the costs of furnishing information unless “imposed by the court pursuant to Section 1508(c) of the BCL.”
     Your actions are typical of Relational’s constant hedge fund attack mode and your client continues to ignore and show disdain for the laws of Pennsylvania. Of course, you threaten in your letter to bring yet another lawsuit. It is clear your client would rather litigate than respond on a timely basis and agree to normal and customary confidentiality terms. It evidently suits Relational’s strategy to seize upon any false opportunity to launch another lawsuit, and that such lawsuit undoubtedly will be accompanied by another lengthy and misleading Relational press release.
     We view any such lawsuit as subjecting you and your client to sanction under applicable laws.
Very truly yours,
STEVENS & LEE
William P. Thornton, Jr.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $63 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 18th largest banking institution in the United States. For more information on Sovereign Bank, visit http://www.sovereignbank.com or call 1-877-SOV-BANK.

Sovereign Bancorp, Inc. and its directors and officers may be deemed to be participants in the solicitation of proxies from shareholders of Sovereign in connection with the election of directors at the 2006 annual meeting of shareholders. Information regarding the names of Sovereign’s directors and executive officers and their respective interests in Sovereign by security holdings or otherwise is set forth in Sovereign’s proxy statement relating to the 2005 annual meeting of shareholders, which may be obtained free of charge at the SEC’s website at http://www.sec.gov and Sovereign’s website at http://www.sovereignbank.com. Additional information regarding the interests of such potential participants will be included in the Proxy Statement and other relevant documents to be filed with the SEC in connection with Sovereign’s 2006 annual meeting of shareholders.
Sovereign Bancorp, Inc. will file a Proxy Statement on Schedule 14A with the SEC in connection with its 2006 annual meeting of shareholders, which, when filed, will be available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders are advised to read Sovereign’s Proxy Statement, when available, and the other materials to be filed by Sovereign related to the proxy solicitation, when available, because they will contain important information. Investors and security holders may obtain a free copy of the Proxy Statement on Schedule 14A and all other related material to be filed by Sovereign with the SEC (when they are filed and become available) free of charge at the SEC’s website at http://www.sec.gov or by contacting Sovereign’s proxy solicitors, Innisfree M&A Incorporated at 1-888-750-5834 or Mackenzie Partners, Inc. at 1-800-322-2885. Sovereign also will provide a copy of these materials without charge at the Investor Relations section of its website at http://www.sovereignbank.com.